Exhibit 99.2  Transcript of conference call:

RadNet, Inc.
Second Quarter 2010 Earnings Conference Call
August 9, 2010

Operator:        Please stand by. Good day, ladies and gentlemen. Welcome to RadNet Inc.’s Second Quarter 2010 Earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

I would like to remind everyone that today’s conference is being recorded, and now, I would now like to turn the conference over to Mr. Mark McPartland of Alliance Advisors. Please go ahead, sir.

Mark McPartland:    Thank you, Operator. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s second quarter 2010 earnings results. On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer of the Company.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists and receiving third party reimbursements for diagnostic imaging services, successfully integrating acquired operations, generate revenue and adjusted EBITDA for the acquired operations as estimated and identified and achieved potential cost savings, among others, are forward-looking statements within the meaning of the Safe Harbor statement.

Forward-looking statements are based on management’s current preliminary expectations, are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include, among others, problems that may arise in successfully executing the debt refinancing plan, integrating acquisitions, future regulatory or legislative actions in the industry, as well as those risks set forth in RadNet’s (inaudible) reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2009, and Form 10-Q for the quarter period ended June 30th, 2010. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that taken care of, I’d like to turn the call over to Dr. Howard Berger.

Dr. Howard Berger:    Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark Stolper and I plan to provide you with highlights from our second quarter 2010 results, give you more insight into the factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

The second quarter performance of 2010 was a significant improvement from our first quarter’s financial and operating results. We experienced double digit increases in procedural volumes, revenue and adjusted EBITDA. As we discussed on our first quarter’s earnings call, our first quarter results were greatly impacted from unusually severe weather on the East Coast and general economic conditions, which caused volumes in January and February to be particularly weak. We saw a material recovery in our procedural volumes in March and volumes seem to have stabilized throughout April, May and June. While the recovery was encouraging to us, same-center procedural levels have yet to return to last year’s levels.

There are reasons for this that are not unique to RadNet. According to various research organizations, office visits by patients to primary care physicians and specialists are decreased significantly in 2010 from the 2009 levels. According to the sample survey completed by IMS Health, the market research firm, patient visits to physician office decreased 4.6% in the second quarter of 2010 when compared with the same quarter of 2009. Supporting this research, on July 29, just a couple of weeks ago, the Wall Street Journal ran a story on its front page titled, Americans Cut Back on Visits to Doctor. The article discussed the fact that the very difficult financial environment has led patients to avoid or defer health care, especially in light of the high level of unemployment throughout most parts of the country. This is consistent with what our marketing representatives and sales teams are hearing on an anecdotal basis from the referring physician communities in which we operate.

These factors have not only impacted imaging volumes within our industry, but have negatively affected the results of many of the other health care services industries, including clinical laboratories, outpatient surgery centers, rehabilitation facilities and community hospitals. I believe what we are experiencing is an economic lagging effect with respect to how patients manage their health care needs. It appears that throughout 2009, patients may have been cutting more discretionary items out of their budgets but still utilizing health care and visiting their physicians. As the difficult economic condition has prolonged, or in some cases worsened, people have reduced spending on what are normally less discretionary items, such as health care. We believe this was especially true at the beginning of the 2010 calendar year, when many patients had not yet met their annual deductibles.

Two additional industry-specific recent trends are also negatively affecting imaging procedural volumes. First, we have seen mammography volumes impacted by the recommendation made in November of last year by the US Preventative Services Task Force, which stated that most women should starting having regular mammograms at the age of 50, not at the previously recommended age of 40. As irresponsible as this recommendation was and despite the outcry against it by most of the powerful and knowledgeable women’s health organizations, we have seen mammography volumes be impacted negatively.

Second, our industry has seen a recent decrease in the amount of CT scans for several reasons. There has been considerable amount of attention within the last 12 months given to the dosage of radiation patients are receiving during certain CT procedures. Although the concern by regulators has been surrounding certain cardiac and neurological studies, we have observed that referring physicians have reduced CT prescriptions in general for their patients. We have also noted that radiology benefit managers, or RBMs, and utilization management departments from the larger payors have used the dosage issue to scale back their preauthorization of CT exams, further reducing volumes. In fact, we are hearing circumstances where patients, in order to bypass the preauthorization processes, are often going to emergency rooms, which generally are not subject to the preauthorization process.

We are not discouraged by either of these trends. First, our same-center revenue, although decreased from last year’s levels, has been reduced by an amount smaller than that of our competitors. We have routinely seen this when we perform due diligence on prospective acquisition targets in our markets who, almost without fail, have been experiencing more severe downturns in their same-center volumes than we have. Second, the procedural volume pressures on the industry have led to increased level of acquisition opportunities for us. There are more sellers today at lower multiples than we have seen in the past. This has substantially increased merger and acquisition opportunities for us.

Third, we believe that the mammography impact from the Task Force recommendation is temporary and normal volumes will return as more discrediting of the Task Force recommendation occurs. Fourth, we have noted a substitution effect regarding CT scanning, where referring physicians are ordering alternative studies to CT exams which do not require ionizing radiation. In particular, we have seen an increase in our ultrasound business that we believe is partly the result of this substitution phenomenon. This underscores the strength of our multi-modality operating model.

We have completed two important strategic acquisitions during the second quarter. On April 16th, we completed the previously announced acquisition of Truxtun Medical Group in Bakersfield, California. Truxtun operates four multi-modality facilities in Bakersfield, a metropolitan statistical area with a population exceeding 800,000 residents in Kern County, California. Because Truxtun is a long-standing and leading provider of radiology services in that market, our acquisition provides us with what we believe to the best platform from which to grow in the Bakersfield area and continue our growth in the central California marketplace.

On April 27th, we acquired three multi-modality facilities from the Sonix Medical Resources Incorporated bankruptcy proceeding in New York. The facilities located in Brooklyn, New York; Chatham, New Jersey; and Haddon Heights, New Jersey operate a combination of MR, CT, mammography, ultrasound and fluoroscopic procedures, as well as x-ray. The two facilities in New Jersey enhances our growing presence in a State we entered last year and where we are already becoming a major factor.

With almost $200 million of total liquidity, we will remain committed to acquisitions like these that are leverage neutral or deleveraging and are core to our market penetration strategy. We will be completing more of these transactions in the coming months and benefiting from their financial contribution, potential cost saving efficiencies and enhanced contracting leverage from our growing core market scale.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our second quarter 2010 performance. When he is finished, I will make some closing remarks.

Mark Stolper:     Thank you, Howard, and thank you for participating in our second quarter 2010 conference call. I’m now going to briefly review our second quarter performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, other income or loss, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash, unusual or infrequent events that took place during the period. A full quantitative and qualitative reconciliation of adjusted EBITDA to income from operations is included in our earnings release.

With that said, I’d now like to review our second quarter 2010 results. For the three months ended June 30th, 2010, RadNet reported revenue and adjusted EBITDA of $139.0 million and $27.4 million, respectively. Revenue increased $7.8 million or 6% over the prior year’s same quarter and adjusted EBITDA increased $.4 million or 1.6% over the prior year’s same quarter. On a sequential basis, compared to the first quarter of 2010, revenue increased $14.8 million or 11.9% and adjusted EBITDA increased $6.9 million or 33.7%. The sequential increase in revenue and adjusted EBITDA from the first quarter of this year was primarily the result of improved same-center procedural volume, as well as contribution from acquired centers.

As many of you recall, the unusually severe weather on the East Coast experienced in the first quarter, particularly in January and February of this year, significantly hurt our volumes. Since that time, volumes have stabilized but we are still affected by many of the economic and industry factors which Dr. Berger previously mentioned. For the second quarter of 2010 as compared to the prior year’s second quarter, MRI volume increased 6.5%, CT volume decreased 1.6% and PET/CT volume decreased 3.5%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 4.7% over the prior year’s second quarter.

In the second quarter of 2010, we performed 843,557 total procedures. The procedures were consistent with our multi-modality approach, whereby 78.3% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2010 were as follows: 98,420 MRIs as compared with 92,401 MRIs in the second quarter of 2009; 79,352 CTs as compared to 80,605 CTs in the second quarter of 2009; 5,245 PET/CTs as compared with 5,437 PET/CTs in the second quarter of 2009; and 660,540 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared to 627,401 exams of all of these types of routine exams in the second quarter of 2009.

Net loss for the second quarter of 2010 was $11.8 million or negative $0.32 per share compared to a net loss of 336,000 or $0.01 per share reported for the three-month period ended June 30th, 2009, based upon a weighted average number of shares outstanding of 36.9 million and 35.9 million for these periods in 2010 and 2009, respectively. Affecting net income in the second quarter of 2010 were certain non-cash expenses and non-recurring items, including the following: $9.9 million loss on the extinguishment of debt related to the write-off of deferred financing fees associated with our refinanced credit facilities; $1.5 million loss on the fair value adjustment and related amortization of interest rate swaps associated with the Company’s credit facilities; $1.2 million of non-cash employee stock option expense resulting from the vesting of certain options and warrants; and $435,000 of severance paid in connection with headcount reductions; $51,000 loss on the disposal of certain capital equipment; and $695,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our new credit facilities and senior unsecured notes. The aggregate effect of these items totaled negative $0.37 per share during the quarter.

With regards to some specific income statement accounts, overall GAAP interest expense for the second quarter of 2010 was $12.7 million. Adjusting for non-cash impacts for items such as amortization of financing fees and accrued interest, cash interest expense was $7.5 million during the quarter. This compares with GAAP interest expense in the second quarter of 2009 of $12.6 million and cash paid for interest of $10.8 million. For the second quarter of 2010, bad debt expense was 6.1% of our revenue compared with an overall blend of 6.2% for the full year of 2009.

With regards to our balance sheet, as of June 30th, 2010, we had $489.9 million of net debt, which was net of $20.5 million of cash, and we were undrawn on our $100 million revolving line of credit. This is an increase to our net debt of $44.1 million during the quarter as a result of the recent refinancing, where we raised additional funds to fund completed and future acquisition and expansion opportunities and paid associated transaction expenses. Aside from the financing, we repaid $5.8 million of notes and leases payable during the quarter. In the second quarter, we had cash capital expenditures, net of asset dispositions, of $7.9 million. Year-to-date, we had cash capital expenditures of $20.8 million and entered into capital leases of $32,000.

Our net days sales outstanding, or DSOs, was virtually unchanged at 54 days as of June 30th, 2010, from December 31st, 2009, and is slightly down from the 56 days as of March 31st, 2010. Our working capital, which is current assets less current liabilities, increased by $29.5 million in the second quarter, which was primarily the result of the refinancing transaction and strong free cash flow. As of June 30th, 2010, our working capital was $31.4 million.

As we discussed on the first quarter’s financial results, on April 6th, 2010, during the quarter, we announced the closing of our debt refinancing plan for an aggregate of $585 million. The debt refinancing plan included the issuance of a $285 million senior secured term loan, due April 6th, 2016; a $100 million senior secured revolving credit facility, due April 6th, 2015; and $200 million in aggregate principal amount of senior unsecured notes, due April 1st, 2018. As of June 30th, we had approximately $195 million of liquidity under the current capital structure. This includes approximately $20 million of cash on hand, the availability of our $100 million revolving credit facility and $75 million available to us under the accordion feature of our senior secured credit facilities.

I’d like now to reaffirm our previously released full year 2010 guidance levels as follows: revenue, our guidance level is 540 million to 560 million; adjusted EBITDA, our guidance level is 107 million to $111 million; for capital expenditures, our guidance levels are 34 million to $38 million; for cash interest expense, our guidance level is $42 million to $47 million; and our free cash flow guidance, which we define as EBITDA less total capital expenditures, less cash interest, our guidance level is between $25 million and $35 million. This guidance incorporates the partial year contribution of the acquisitions of Truxtun Medical Group, completed in April of this year; the New Jersey operating subsidiary of Health Diagnostics, which we expect to close some time this month; and the recently completed acquisition of three centers purchased in a bankruptcy proceeding of Sonix Medical Resources, Inc.

Also as previously disclosed, incorporated into this guidance is an estimated 3 to $4 million decrease to revenue and EBITDA from lower medical reimbursement associated with the 2010 Medicare fee schedule passed in November of 2009 and as amended by the House of Representatives reconciliation bill passed in the first fiscal quarter of 2010. Our guidance levels reflect our belief that we will continue to grow our business in 2010, despite difficult reimbursement and economic climates. We saw a significant improvement in our revenue and adjusted EBITDA in the second quarter as compared to our first quarter. Our second quarter run rate, if annualized, puts us squarely within our guidance ranges.

Finally, I’d like to give a brief update on reimbursement. Though Medicare is only approximately 20% of our revenue, my discussion will be about this book of business. Our private pay business generally has experienced stable pricing and we estimated that it will continue to do so in the future. As a number of you are aware, the Centers for Medicare and Medicaid Services, or CMS, published its preliminary recommendations in June for 2011 reimbursement. It is customary for CMS to print recommendations and invite comments from industry participants and lawmakers. Typically, a financial… a final rule fee schedule is released during the November timeframe that governs the subsequent year’s reimbursement, so our analysis is, of course, subject to change when the final Medicare schedule is released this November.

Irrespective of this, as many of you may recall, we predicted an approximately $4 million reimbursement decrease in our Medicare business for 2011 based upon projected phase-ins of certain changes to the Medicare fee schedule passed in November of 2009. After analyzing Medicare’s proposed 2011 fee schedule released in June, it appears that this anticipated decrease will be cut approximately in half. The proposed schedule has decreases in the RVU, or relative value unit, conversion factor of approximately 8% and incorporates the utilization factor variable rising to 75% from approximately 60% where it currently is set. However, these changes are substantially mitigated by increases to the practice expense RVUs in many of the CPT codes, as well as an increase to the hospital outpatient prospective payment system, or HOPPS, fee schedule of approximately 2%. As many of you recall, our Medicare pricing is subject to the lower of the Medicare fee schedule and HOPPS. We were very pleased with the lower than anticipated cut for 2011 but, again, I’ll caution everybody that the final rule in November will be the ultimate governor of next year’s reimbursement.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:    Thank you, Mark. The broader economic and industry-specific pressures on procedural volumes continue to underscore the importance of scale and operating efficiency. We are, thus, continuing our focus on lowering our operating costs but, in addition, creating new and more diverse revenue streams. We are actively seeking new ways within radiology to add products and services to our breadth of offerings. These include expansion into the areas of our industry, which include teleradiology; information systems; imaging outsourced services, such as revenue cycle management; partnerships with hospitals and oncology, some of these areas in which we, on some level, already have a presence, such as oncology with our Breastlink practice and hospital joint ventures, of which we currently have approximately 10. Others will be new revenue streams.

In the upcoming weeks, we expect to be able to talk more specifically about some of these newer areas. What I can say today is that we strongly believe that our continuing success will be strengthened through diversifying into related radiology businesses which utilize current RadNet core competencies on which we rely for the day-to-day management of our owned and operated facilities. With an annual industry size estimated at over $100 billion, there is more opportunity than ever before across all aspects of radiology.

We remain very optimistic about the future of RadNet. We are being prudent with our capital investments and are on track to spend less this year than we did in 2009. We also are disciplined regarding the price we are paying for center acquisitions, whereby we are committed to acquisitions that are leverage neutral or deleveraging events. Our financial flexibility and liquidity was greatly enhanced during the quarter, when we successfully completed our debt refinancing plan, which extended the maturity of our debt to 2015, ’16 and ’18 for our revolving credit facility, senior term loan and senior unsecured notes, respectively. We now have a new $100 million revolving credit facility for us to grow. We ended the second quarter with over $20 million of cash on hand, and we have an untapped $75 million accordion feature, which allows us to raise additional funds through our existing credit facility.

Our free cash flow guidance, which is a proxy for the amount of cash our operations generate, after we pay our cash interest expense and make capital expenditures, illustrates that we anticipate being able to make further acquisitions and/or repay senior term debt in 2010. For the remainder of 2010, we will continue to act opportunistically to capitalize on the market consolidation and growth prospects which we believe add the most strategic significance, while improving our earnings.

We are proud of the achievements as a medical service provider and a public company to date and believe that the economic and service model we have built will continue to yield outstanding results for both our clients and stakeholders equally. We look forward to continue down the path that we have embarked upon with our new financing and access to capital. There is still much to do in the way of enhanced efficiencies and expansion, which we know are in the best interest to our shareholders. I look forward to providing all interested parties with our next earnings call in November of 2010.

Operator, we are now ready for the question and answer portion of the call.

Operator:        Thank you so much. Ladies and gentlemen, at this time, if you would like to ask a question, you may do so now by pressing the star key, followed by the digit one on your touchtone telephone. If you are on a speakerphone, please pick up your handset or depress your mute function to allow your signal to reach our equipment. Once again, that is star, one and we’ll pause for a moment while we assemble the queue.

Our first question will come from Paxton Scott with Jefferies & Company.

Paxton Scott:       Hi, good morning.

Dr. Howard Berger:    Morning.

Paxton Scott:       Mark, my first question is just in terms of… I was hoping you could walk me through the interest rate swap adjustments and just kind of outline where those are on the income statement? Thanks.

Mark Stolper:       Sure. During the quarter, we had an impact of approximately $1.5 million of non-cash mark-to-market and amortization of other comprehensive income running through the P&L. They’re located in two different areas of the P&L. There’s 1.150 million that you’ll see down in Other Expenses, which is the change in the mark-to-market of our swap. If you recall, prior to this financing, the swaps under FAS133, which governs the accounting of derivative transactions, these swaps were deemed as highly effective swaps, or what they call perfect cash flow hedges; and therefore, prior to this financing, the changes in the mark-to-market of these swaps would go through the balance sheet in the Other Comprehensive Income account of net equity.

Once we did this refinancing and introduced the concept of a LIBOR floor, the swaps are no longer considered highly effective and so we’ve kept the two swaps outstanding but the changes in the mark-to-market now run through the income statement as opposed to the balance sheet, which creates more volatility in our income statement but that’s the way FAS133 deems the accounting to be represented. So in this quarter, we had 1.150 million change in the mark-to-market through Other Expense. And then there was approximately $3 million of Other Comprehensive Income of these changes in the mark-to-market that we had accumulated up to April 6 when we did the refinancing, and that gets amortized through our interest expense account to the effect of about 300 to $350,000 a quarter. And that amortization, you know, obviously will negatively impact interest expense, albeit it’s not a cash impact, but that impact will continue through the life of those swaps, which mature on November 15th of 2012.

Paxton Scott:       (Unintelligible).

Mark Stolper:       Yes, so if you add the OCI effect and the negative mark-to-market, this quarter 1.5 million.

Paxton Scott:       Okay, that’s very helpful. And then just in terms… You guys give a lot of information in terms of the volumes and the utilization that you’re seeing. I was wondering, what are you seeing in terms of commercial pricing and kind of what’s going on there? Thanks.

Mark Stolper:       Sure. Commercial pricing has been very flat, really over the last few years. We, you know, we have often said that there really has not been a material correlation between Medicare pricing and its sort of annual ups and downs versus commercial pricing, which is the result of negotiations that we have with private payors, as well as the fact that there’s a number of our non-Medicare books of business that has no relevance, even to negotiations, with private payors, such as personal injury, workers comp and even our capitation business is not at all correlated to Medicare reimbursement, in that these are long-term partnerships that we’ve had with medical groups for, in some cases, upwards of 10 years.

So, you know, we, our strategy has always been and will continue to be to continue to penetrate our existing markets to gain market share and leverage on a contracting basis with these private payors, such that we become, if we aren’t there already, an indispensable part of each of their provider networks that they want to keep us in, in their networks and we’re viewed as a high quality, large provider with access to lots of routine imaging, which is 80% of what these payors need today and will need in the future. So, I think our size and scale in each of these markets and our multi-modality approach has led us down the road of having very stable pricing and probably closer relationships with these payors today than ever before.

Paxton Scott:       Okay, great. And then the last question, Howard, you gave some comments there at the end, talking about the diversification of the business that I found interesting and was just wondering, is there anything you can provide, you know, incremental, timing, kind of the size of the investments that you’re looking to make here, just anything you can help us with there? Thanks.

Dr. Howard Berger:    Well, I can’t be any more specific with the initiatives that are already underway. What I think is more important is our perspective at this point in time that there are things that we have currently either outsourced or feel that we could do more efficiently, both because of our scale as well as the ability to control cost into the future. RadNet has become the largest single provider of imaging services under one ownership in the country and it’s clear to us that we are more efficient and more capable of managing this size practice, if you will, by being able to take some of these resources that we currently have to pay for and bringing them in-house. And I think that there’s a twofold benefit from that. One, as I mentioned, is controlling cost.

Also, I think as we’re going to see into the future, there will be more and more bundling – which is a word that’s perhaps a little bit over-used or misunderstood – but bundling of services that, if we can control these under our own ownership and tutelage, we feel it’ll help us leverage opportunities into the future that are not currently available to us now. So, while I can’t get more specific, what I tried to do was outline areas where we currently reach out to other vendors for performing of these services than… that we are capable really of doing ourselves. One particular example might be in the teleradiology area, which has become an increasingly popular mechanism, primarily at the hospital level but, to a lesser extent, at the outpatient level. RadNet currently has associate with it close to 400 radiologists which gives us a bigger base of radiologists to refer this kind of work to or to incorporate it into some of our opportunities in the future than almost all the other well-known teleradiology operations put together.

So I guess what I’m trying to say is that we have these kind of resources in-house and I think if we can take teleradiology, information systems and other areas as I identified, and control those, they can be not only a source of future revenue generation but also a way for us to improve our operating efficiencies and our operating metrics, or margins. So I think you’ll hear more about this in the upcoming weeks as we crystallize further not only the opportunities that we’re looking at and continue to look at, but also as we consolidate operational management around these areas that will help give us the management skills that we need to manage them properly.

Paxton Scott:       Okay, that’s great. That’s all I had. Thank you.

Operator:        Our next question comes from Rob Mains with Morgan Keegan.

Rob Mains:        Yes, thanks. Mark, go into the swap question a little bit more – and I realize I might be embarrassing myself in front of all the debt people on this call – but if I look at your reported interest expense in the quarter, I take out the roughly 350, take out the financing cost to amortization; what other adjustments should I be making to get to a cash interest expense number?

Mark Stolper:       The only other adjustments that you’d have to make… and if you look underneath, Rob, our cash flow statement, there’s a supplemental disclosure that talks about, you know, what our cash paid for interest was during the period. The only other adjustment which you don’t have the ability to make is timing with respect to our interest payments and accrued interest, for example, certain… you know, when we make a LIBOR election, cash is… you know, the prior three months, if we did a three-month LIBOR, payment would be due on that particular date. Our bonds are paid semi-annually so we call that piece the accrued interest. But other than – you’re right – other than the roughly $700,000 of deferred financing fees, the $350,000 worth of swap OCI amortization, the only other piece is timing based.

Rob Mains:        Okay, fine.

Mark Stolper:         Yes, that will ultimately be run through cash interest expense, meaning the accrued interest (inaudible).

Rob Mains:        Right.

Mark Stolper:         But it could be in a different period.

Rob Mains:        Right, gotcha, okay. And then one other numbers question I always ask. I don’t know if you’ve got, the same-store routine procedure growth?

Mark Stolper:         Let me see here. I brought a little analysis here just for you. The same-store routine procedure growth was down 3.5%.

Rob Mains:        Okay. And then do you have G&A in the quarter or should I just wait for the Q?

Mark Stolper:         We’re going to be releasing our Q in a matter of hours so we’ll have a table in there which breaks down the G&A…

Rob Mains:        Right.

Mark Stolper:         Into the items that we currently report.

Rob Mains:        Okay, fine. And then I had a bigger, kind of bigger issue question on the whole issue of volumes. It seemed to me that RadNet has more of an insight into this maybe than others by nature of your cap contracts in California, where you’re exclusive provider, and so, you know, in a lot of contracts, I’d imagine, you don’t really know how many members are not seeking services versus maybe going elsewhere, but you kind of would in California. My question is, if you look at the California capitation contracts, can you draw any insights into utilization by both the Medicare and the commercial population, what might be going on, whether there’s any difference between them?

Dr. Howard Berger:   I’ll try to take a stab at that. The California model is somewhat unique because of capitation and what we tend to see in that market is more volatility in the number of people enrolled in a plan rather than the utilization. And what I mean by that is, given that we monitor utilization on both a prospective and retrospective basis, we in fact are not seeing much in the way of change in utilization because we have that very well under control with the partnerships that we have with our medical groups and the symbiotic nature of us controlling utilization because it affects both sides of the equation’s profitability. So we’ve been doing this for years, and we don’t see much in the way of a reduction in the utilization there.

What we see more is whether or not there are shifts in their enrollment in and out of an HMO plan to a PPO plan or perhaps people not being covered at all. But I don’t think we can use anecdotal information in California to reflect other parts of the country, given that utilization in California, because of the high penetration of managed care and the significant oversight to utilization that has been in existence now for the last 15 years, that we’re going to see those kind of changes here that we can use as an example in other areas of the country. So I would tell you that we’re comfortable with the utilization pattern that we see in California but it’s not a good benchmark because it’s already much lower than what it is in the East Coast and other areas where we have operations.

Rob Mains:         Okay. So if I were to kind of split out from the reduction in volumes you’re seeing, sort of the number of people who are losing insurance versus the ones who are just decreasing their PMPM (sp?) utilization, the utilization drop you’d be seeing in the non-California markets?

Dr. Howard Berger:    Yes.

Rob Mains:         Okay. That’s good insight. Thank you.

Operator:        Our next question comes from Darren Lehrich with Deutsche Bank.

Darren Lehrich:     Thanks. Good morning. I’m sorry if I missed a couple of your comments; maybe you covered this. But I just wanted to ask two questions, really. One was just on the volume side and the other was on the cost structure. On volumes, I guess, can you maybe just outline your thinking on what you’re doing any differently in this kind of environment? Is there any way that your team is finding new ways to develop, you know, business and referrals and maybe just help us think about how you’re responding to the kind of environment that we’re in?

Dr. Howard Berger:    Sounds like there’s a second part to that question, Darren. I’ll answer that. Did you want to throw another question out (unintelligible)?

Darren Lehrich:     No, I’ll come back with the other part of it, yes.

Dr. Howard Berger:    Okay, fine. I think that the way we’re going to continue to manage our centers is best done by being acquisitive and gaining more market share. What we’re seeing, almost universally throughout the marketplaces that we operate, is consolidation, either by acquisition that we’re doing or smaller operators that are floundering or failing altogether. And I think the result of both of those are that we will wind up being disproportionately benefited by those providers that no longer are in the marketplace and where we are absorbing more of the business, just given the dominant size that we have in those markets. So I think, while our volumes are off less than what might be predicted by what’s happening in the general marketplace, I think it’s primarily because we are getting more market share in the markets that we’re in through the consolidation and the elimination of competitors. And I think that’s how we’re going to be able to more closely maintain the volumes that we are historically seeing, or have seen.

Darren Lehrich:     And just, you know, on that point, I mean relative to volumes and one of the other trends we’re obviously seeing is physician employment by hospitals. Are you seeing much impact at all in your centers on… from that trend and, you know, hospitals basically bringing more into their networks?

Dr. Howard Berger:    We are aware of those trends. We… again, separating out the marketplaces. That is not a particularly common phenomena out here on the West Coast, where we have seen little, if any, of that. Where we do see that more are on the East Coast in virtually all the markets that we operate, but we have not seen it significantly impact our volumes. Given that I think while that may be happening, it’s relatively small in scale relative to the size operation that we run.

That being said, as you may have noticed in one of my remarks, we are going to be more seriously considering expanding our hospital (inaudible) initiatives and one of the reasons for that is that we expect that trend of practice consolidation into hospital networks be something in the future that we think we can benefit from and bring a lot of opportunity to hospital partners. So, while I don’t think it’s a major impact at this point in time, I think that the future of medicine in general is towards networks and bundling of services, and I believe that we can navigate within those opportunities quite nicely given the importance that imaging has as part of the mainstream of health care delivery.

Darren Lehrich:     Yes, that makes a lot of sense. And I guess the other thing I wanted to ask is just relative to the weaker volume trends that you’ve been experiencing so far this year. Is there anything specific on the cost structure that you’ve had to do or take a little more aggressively? And, obviously, you’re reaffirming guidance so I’m assuming the answer is, yes, but is there any update on that?

Dr. Howard Berger:    Well, I don’t think… Given that the volume decreases are spread across a very large base of centers – you know, we’re approaching 200 centers here – you know, the impact to any single center is usually relatively small and you don’t have the ability to make much in the way of adjustments. But given that, I would again refer you to my remarks about other areas that we believe we can begin to improve our margins by taking things that we have, in the past, outsourced and bringing them inside the Company’s ownership and management, which we think will tremendously benefit the Company over the long haul. So I believe, you know… we can’t have it both ways and what I mean by that is, we have and have always told the marketplace that our business is a high fixed margin business and, therefore, small changes, which they are relatively small at this point in time, are things that we can’t make serious adjustments for.

But what we can look at is a reengineering, if you will, with certain areas of our business, which we think can help improve our margins and, at the same time, drive new revenue opportunities for us. So I think in the upcoming weeks and months, you’ll hear us more and more focused on those kind of initiatives, which I think give us a double bang for the buck, revenue enhancement and operating margin improvement.

Darren Lehrich:     That’s great. And my last thing here is just a question about capital… you know, that you’re seeing the need to perhaps invest more in some of the distressed assets you’re acquiring. Is there any update there? Are you seeing a need to make, you know, bigger investments once you’ve acquired these types of operations, and I’m thinking about the Sonix deal which, you know, I think was probably in need of a little bit of sprucing up? But is there any trend that you’re seeing there relative to the assets that you’re focused on within the portfolio (unintelligible), I should say?

Dr. Howard Berger:   (Unintelligible). Yes. I mean, you kind of have to take the good with the bad here. The good is that these opportunities are coming to us because they are distressed assets or because of, you know, pressures in the marketplace. It is almost axiomatic that these same operators are having difficulties and are unable to invest in their facilities, which makes them more vulnerable to factors in the marketplace. And so it’s not unusual for us to put money into these facilities, recognizing that they’ve probably been underinvested for a while, if not for a long time, and which is one of the reasons, amongst others, that they have found themselves coming to us in some very attractive pricing. In the case of Sonix, for example, the amount that we paid for the centers could arguably be talked about as being really nothing more than an asset purchase because the assets that we did achieve… I think we paid about 1.8 million for that? Is that right, Mark, for the three centers?

Mark Stolper:       Correct.

Dr. Howard Berger:   Yes. You couldn’t build those three centers for $1.8 million today before you even began to outfit them with equipment. So I think you have to, again, take it with a grain of salt that, yes, they’re very attractive in their pricing but, you know, the investment into these facilities is something that we figure into our investment needs going into the future, all of which should ultimately help us bring these centers back to better operating performance because the absence of some of this investment has, I think, created a loss of business that we believe we can recover by sprucing up the centers, as you’ve called it, and investing in them, which is really our mission.

Darren Lehrich:       Yes. Okay. Thanks a lot.

Dr. Howard Berger:    Thank you, Darren.

Operator:        Our next question comes from Henry Reinhoff (sp?) with Deutsche Bank.

Henry Reinhoff:     Hey, guys. Just a little bit more on the volume. I was… And I guess you saw them down about, on a same-store basis, about 4%, 4.1% and you said that they’ve stabilized. So is it stabilized at that 4% drop or are you basically seeing, you know, with some variation for maybe some seasonal movement between the months, you know, that 4% drop? Or is it constant at that 4% or is it… has it changed in some other way?

Mark Stolper:      Good question, Henry. Yes, no, we’ve seen volumes stabilize but at a level that’s slightly below where last year’s levels were on a same-center basis. So whether that’s 3 or 4% or up to 5%, that’s kind of where we see it stabilizing and, obviously, our growth is coming from new and acquired centers and consolidation opportunities.

Henry Reinhoff:     (Unintelligible).

Mark Stolper:      We hope and expect that, you know, as the economy improves, whenever that may be, we would see a return to more normalized levels and actually see some growth, which is what we have been experiencing historically over the last three to five years.

Henry Reinhoff:     And then jus secondarily on the acquisition multiples, you mentioned neutral to deleveraging. I know the Truxtun acquisition, I think, was maybe a neutral acquisition purchase but I thought on the other assets that it was, you know, closer to maybe the three times level. Is that still what you’re seeing, and maybe getting a little better from the sound of your comments?

Dr. Howard Berger:    Yes. I think we’re very much only looking at opportunities that are in the three to four times multiple range, or sometimes less, if you will, given that… like I outlined just a minute ago with the Sonix assets. But we’re seeing that that is a very realistic level of doing these acquisitions that I believe that in the vast majority of cases in the marketplace, people are now accepting. A year ago, that might have been a little bit difficult for people to swallow, if you will, but I think the reality of both, what’s going on in general in the economy, the credit markets and competitive issues have also been, I think… have sunk in at this point and people are looking now at what we believe are more realistic multiples to exit the market and consolidate.

Henry Reinhoff:     Okay. Thanks very much.

Mark Stolper:       Thanks, Henry.

Operator:        And our last question will come from Elie Radinsky with Chapdelaine Credit Partners.

Elie Radinsky:       Yes, first of all, congratulations on the good quarter. Just wanted to confirm on the same-store sales basis, can you go through the MRI, CT and PET/CT? Was it a 4% drop in the aggregate or was some worse than others?

Mark Stolper:       Yes, it was a 4.1% drop in the aggregate and that was divided between routine and advanced imaging. The advanced imaging MRIs were down 2.9%, CTs were down 10% and PET/CTs were down 5.1%. The routine, which is the majority of what we do, was down less; that was down 3.5%.

Elie Radinsky:       Okay. Is that consistent with your capitated contracts, meaning that those contracts would actually be more profitable for you?

Dr. Howard Berger:    No, not necessarily, Elie. Hi, how are you, by the way?

Elie Radinsky:       Good.

Dr. Howard Berger:    No, I think, as I may have mentioned earlier – and I’m not sure if you heard those comments, Elie – in the capitation contracts we have out here, the utilization that we see under those contracts is substantially less than the utilization that we see in the rest of the country, particularly the East Coast. So that utilization is more a function of what their enrollment is in the various HMO plans – and there is movement in and out of these plans – versus the amount of services that they’re asking for. And, therefore, since we have such a tight control over that that we help maintain ourselves with our internal utilization management department, or our own radiology benefit management program, if you will, we haven’t seen those numbers go down on what we describe them as the number of procedures per 1,000 members per month, per year, excuse me. That has not changed and has been very flat now for a couple of years; whereas, I think on the remainder of the country, we’re going to see those changes because utilization has certainly been impacted by economic factors.

The one exception to that – and I perhaps should emphasize this – is CT. I believe that the adoption of some of the issues related to radiation dosage, which have been fairly well publicized throughout the country, may be something that will cause CT scanning, even in our capitated contracts, to drop more disproportionately than other modalities in our capitation contracts because this is something that the physicians themselves have become a little bit more skittish of and may be electing to do other kinds of non-ionizing radiation procedures, such as mammography or even MRI scanning. But I don’t see CT… I think all of the other modalities have come back and rebounded nicely and will continue to, I think, rebound. The one where I don’t believe – and there may be a fundamental change in the amount of utilization – could be CT scanning, given the factors that I outlined in the earnings call earlier today.

Elie Radinsky:     Okay. Did you mention any price for the acquisition for Health Diagnostics, either on a multiple or a dollar basis? Just trying to get to what a normalized debt leverage will be at the end of this year.

Mark Stolper:     When we disclosed the price of Health Diagnostics back in the first quarter, we added it to the price of Truxtun because we didn’t publicly disclose how much we paid for either of those. The two together – and Truxtun is by far the larger asset – the two together was roughly about $24 million of cash.

Elie Radinsky:     Okay. Just trying to get to that number. Thank you very much.

Mark Stolper:     Sure.

Operator:       And with that, gentlemen, there are no further questions. I’d like to turn it back over to you for any final and closing remarks.

Dr. Howard Berger:  Thank you, Operator. I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call. Good day.

Operator:       And once again, ladies and gentlemen, this does conclude today’s call. Thank you for your participation. Have a wonderful day.